UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 24, 2011

Healthcare Trust of America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, our Compensation Committee and Board of Directors have been conducting a comprehensive review of our compensation structure to ensure it meets our primary objective — to incentivize and reward demonstrated performance by our management and Board of Directors, which performance is expected to result in added value to us and our stockholders, both in the short and long term.

As a result of this review, on February 24, 2011, our Board of Directors amended and restated our 2006 Incentive Plan (the "Amended and Restated 2006 Plan"). Consistent with the original plan, the Amended and Restated 2006 Plan permits the grant of incentive awards to our employees, officers, non-employee directors, and consultants as selected by our Board or the Compensation Committee. The plan is designed to provide maximum flexibility to our Board and Compensation Committee in designing individual awards. The details of awards, such as vesting terms and post-termination exercise periods, will be addressed in the individual award agreements, which do not have to be the same for all participants.

The Amended and Restated 2006 Plan authorizes the granting of awards in any of the following forms: options, stock appreciation rights, restricted stock, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards, including units of our operating partnership, and cash-based awards. Subject to adjustment as provided in the Amended and Restated 2006 Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the Amended and Restated 2006 Plan is 10,000,000 (which includes 2,000,000 shares originally reserved for issuance under the plan and 8,000,000 new shares added pursuant to the amendment and restatement).

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the Amended and Restated 2006 Plan), (i) all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the "target" level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the company (as defined in the Amended and Restated 2006 Plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board: (i) all outstanding options and stock appreciation rights will become fully vested and exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and (iii) the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the "target" level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control. With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the Amended and Restated 2006 Plan), then: (i) all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and (iii) the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the "target" level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

The foregoing description is qualified in its entirety by reference to the text of the Amended and Restated 2006 Plan, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Based on their ongoing review of our current compensation structure, our Compensation Committee and Board of Directors are actively involved in the process of assessing various changes to our compensation programs, which include without limitation, the review of key employment agreements and the discussion and negotiation of changes to such agreements. It is anticipated that changes to our compensation programs will be implemented in the future, consistent with, among other things (1) our current strategic initiatives and achievements and (2) the actual level of employee performance successfully undertaken to date and the expected level of performance in the future in order to achieve these initiatives.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1 Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, dated February 24, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

March 2, 2011	By:	Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer & President

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Exhibit Index

Exhibit No.	Description

10.1	Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan